UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 5, 2006

(Date of Report – date of earliest event reported)

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota

(State or other jurisdiction of incorporation or organization)

00029758	41-0856543
(Commission File No.)	(IRS Employer Identification No.)

8170 Upland Circle, Chanhassen, MN 55317-8589

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement

On April 6, 2006, we granted restricted stock to a group of key employees and awarded them 200,000 restricted shares of our common stock in the aggregate. Of this amount, we awarded 75,000 restricted shares and 18,500 restricted shares to Charles B. Westling, our President and Chief Executive Officer, and Mary E. West., our Vice President – Human Resources, respectively. All other awards were to non-executive employees.

All restricted shares awarded vest 50%, 25% and 25% on the second, third and fourth anniversaries of the date of grant, provided the recipient has been in our continuous employment on each vesting date. For Mr. Westling and Ms. West only, vesting accelerates 100% upon a change of control, if we terminate employment without cause or if they voluntarily terminate their employment for good reason. Recipients will receive dividends on the awarded shares only if vested and be entitled to vote them whether or not vested

Our common shares closed at $4.44 on the date the shares were awarded.

Item 8.01  Other Events: Compliance with Majority of Independent Director Requirement

On April 5, 2006, the Nasdaq Stock Market confirmed to us that as a result of the election of Mr. Brent G. Blackey on April 3, 2006 to our board of directors, we have timely regained compliance with NASD rules requiring us to have a majority of independent directors. We now have four independent directors and three non-independent directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 10, 2006

DATALINK CORPORATION

	By:	/s/ Gregory T. Barnum
Gregory T. Barnum
Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	Press release dated April 10, 2006 announcing that the company has regained compliance with NASD rules requiring us to have a majority of independent directors.